UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 26, 2021

Andina Gold Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-56155	82-5051728
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3531 South Logan St, Suite D-357, Englewood, CO	80113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-416-7208

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each Exchange on which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Resignation of Director

Effective as of February 26, 2021, Carlos Andrés Hernández Nuñez has resigned as a director of the Company Mr. Hernandez Nuñez’s resignation was not a result of any disagreements with the Company.

ITEM 8.01   Other Events.

Letter of Intent with Cryocann USA Corporation for a Proposed Asset Purchase Transaction

On February 25, 2021 the Company entered into a non-binding letter of intent (“LOI”) with CryoCann USA Corporation (“CryoCann”), a California company headquartered in Santa Ana, California, for a proposed asset purchase transaction (the “Proposed Transaction”). CryoCann is a designer and seller of equipment developed on the basis of patented technology for cannabis varieties (including hemp) harvesting, drying, refinement, and extraction. This opportunity was identified and negotiated following a determination that the Colombian gold explorations opportunities the Company examined in Q4 2020 were rendered impracticable on the short and medium term due to the COVID-19 international travel situation, local pandemic-related restrictions and due to the demise of the Company’s local expert.

Preliminary LOI Proposed Transaction Parameters

The following is a summary of the key terms of the proposed transaction as contemplated by the LOI. The proposed transaction remains subject to completion of a due diligence review by the Company, the Company’s Board of Directors approval of the Proposed Transaction, the Company’s ability to secure financing for the Proposed Transaction and the negotiation and execution of definitive agreements. There can be no assurance that the parties will reach agreement on the terms of the definitive agreements, or that the proposed transaction will be completed as currently contemplated, or at all.

●	Subject to the satisfaction of various conditions described in the LOI, at the closing of the Proposed Transaction the Company would acquire all legal right, title and interest to all CryoCann assets, including all intellectual property held or licensed, free of any encumbrances or liabilities (the “Assets”), and all relevant agreements to which CryoCann is a party that refer to, or are relevant to, the Assets will be assigned to the Company.

●	Upon closing of the Proposed Transaction, and as a condition precedent to closing, two employees and shareholders of CryoCann will enter into employment and earn-out agreements for a minimum of three years.

●	The Proposed Transaction consideration consists of $4,500,000 in cash at Closing to be paid by the Company to CryoCann and to be distributed among CryoCann shareholders as such shareholders will agree among themselves; $2,000,000 in initial working capital to be made available by the Company on a rolling/as needed basis to the Company division that will manage the Assets; 12,000,000 restricted shares of common stock of the Company to be provided to CryoCann shareholders to be distributed among CryoCann shareholders as such shareholders will agree among themselves, and the execution of the employment and earn-out agreement referenced above.

●	In the LOI, CryoCann undertook, among other, to an exclusivity period until the agreed termination of the LOI (“Exclusivity Period”). During the Excusivity Period Cryocann shall not initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than the Company and its affiliates (an “Acquisition Proposal”) to acquire all or any portion of CryoCann and/or the Assets, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Proposed Transaction with the Company.

Additional Information and Where to Find It

If one or more definitive agreements are entered into and in connection with the Proposed Transaction described herein, the Company will prepare a Current Report on Form 8-K to be filed with the SEC. The Company urges investors, stockholders and other interested persons to read, when available, the Current Report, as well as other documents filed with the SEC, because these documents will contain important information about the Proposed Transaction. Such persons are also urged to read the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, when filed, for a description of the Proposed Transaction, as well as the Company’s subsequent Quarterly Reports on Form 10-Q.

Non-Solicitation

This current report is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Andina Gold Corp.

/s/ Christopher Hansen
Christopher Hansen
CEO

Date: March 4, 2021

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